Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2002-HE2

Monthly Period	June 1, 2004 through June 30, 2004
Payment Date	July 26, 2004

Aggregate Amount Collected for the Collection Period

Interest	$3,021,260.91
Principal Collections	$48,474,290.57
Substitution Amounts	$—
Additional Draws	$18,745,281.79
Aggregate Substitutions	$—

Application of Collected Amounts

Applied in the following order of priority:		Factor per Thousand
(i)	Enhancer Premium	$ 125,959.67
(ii)	Noteholder’s Interest	$ 1,364,690.32	1.137241935
	Payment for Additional Balance	$—
(iii)	Principal Collections to Funding Account	$—
(iv)	Excess Spread (during Revolving)	$—
(v)	Excess Spread (during AP)	$ 1,530,610.92
(vi)	Additional Balance Increase Payment from Excess Spread	$—
(vii)	Noteholder’s Principal Distribution	$29,834,305.72	24.86192143
(viii)	Enhancer for Prior Draws	$—
(ix)	Liquidation Loss Amount	$—
(x)	Enhancer	$—
(xi)	Interest Shortfalls	$—
(xii)	Indenture Trustee	$—
(xiii)	Certificates	$ 1,530,610.92

Balances

		Percentage Interest
Beginning Note Balance		$916,070,325.94	76.34%
Ending Note Balance		$886,236,020.22	73.85%
	Change	$29,834,305.72	2.49%
Beginning Excluded Amount		$—
Ending Excluded Amount		$—
	Change	$—
Beginning Pool Balance		$931,868,558.17	77.66%
Ending Pool Balance		$902,034,252.45	75.17%
	Change	$29,834,305.72	2.49%
Beginning Principal Balance		$931,868,558.17	77.66%
Ending Principal Balance		$902,034,252.45	75.17%
	Change	$29,834,305.72	2.49%
Beginning Certificate		$—	0.00%
Ending Certificate		$—	0.00%
	Change	$—

Delinquencies

	#	$
Two statement cycle dates:	9	$409,072.66
Three statement cycle dates:	6	$336,637.29
Four statement cycle dates:	3	$165,649.96
Five statement cycle dates:	2	$128,329.62
Six statement cycle dates:	1	$104,670.68
Seven + statement cycle dates:	4	$681,179.59
Foreclosures (included in aging above)	9	1,030,116
REO	—	$—
Liquidation Loss Amount	2	$105,296.94
Aggregate Liquidation Loss Amount		$517,425.75	0.043%
Additional Information
Net WAC Rate		3.42%
Overcollateralization Target		$15,785,850.27
Overcollateralization Amount		$15,798,232.23
Funding Account Ending Balance		$—
Aggregate Draws on Enhancer Policy		$—
Gross CPR (1 mo. Annualized)		47.401%
Net CPR (1 mo. Annualized)		32.326%
Draw Rate (1 mo. Annualized)		21.640%
WAM		212.37
AGE		21.12
Repurchases	0	$—

Allocation of Collected Funds

Interest Collections		Principal Collections
Total Collected	$(3,514,836.42)	Total Collected		$(48,474,290.57)
Servicing Fee	$388,278.57	Noteholders Principal		$29,834,305.72
Enhancer Premium	$125,959.67	Add’l Balance Increase		$—
Additional Balance Interest	$—	Net Draws		$18,745,281.79
Noteholders Interest	$1,364,690.32	Funding Account	$	o
Liquidations	$105,296.94	Net		$105,296.94
Excess Interest	$1,530,610.92	Previous Funding		$—
Net	$—	Liquidations		$(105,296.94)
Interest Shortfall	$—	Difference		$0.00
		Deficiency Amount		$0.00

WACHOVIA BANK, NATIONAL ASSOCIATION
as Administrator